EXHIBIT 99.2

CORPORATE PARTICIPANTS

Dr. Jeffery Green
Datatrak International — CEO

Terry Black
Datatrak International -

CONFERENCE PARTICIPANTS

David Derry
Kizen Capital

William McKey
Private Investor

Andrew Bugyis
Mesirow Financial

Ken Driscoll
Private Investor

Gene Raymond
Neidiger Tucker Bruner

Edward Kucler
Financial America Securities

Cal Wilson
UBS

Mark
Scottsdale Advisors

PRESENTATION

Operator

Good afternoon and welcome, ladies and gentlemen, to the Datatrak International third quarter earnings release. At this time I would like to inform you that this conference is being recorded and that all participants are in a listen only mode. At the request of the company, we will open up the conference for questions and answers after the presentation.

      Before beginning the conference call Datatrak’s management would like to remind you that in discussing the company’s performance today there will be included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Datatrak’s results or action may differ materially from those projected in the forward-looking statement.

For a summary of the specific risks that could cause results to differ materially from those expressed in the forward-looking statements, see Datatrak’s from 10K for the year ended December 31, 2002 filed with the SEC. I would now to turn the conference over to Dr. Jeffery Green, CEO. Please go ahead, sir.

Dr. Jeffery Green – Datatrak International CEO

Thank you, Katharine. Welcome, everyone, to our 2003 third quarter conference call. The format for today’s call will follow our standard approach with initial comments and overviews, followed by plenty of time for questions-and-answers. Though there is always much to talk about, I will limit my initial comments to no more than 20 minutes. We will discuss five general topics today, including the following: number one, financial results for the third quarter and first nine months of the year; number two, comments on what we expect for the remainder of 2003; number there, guidance on what we expect for 2004, both financially as well as our views on developing trends in the EDC market; number four, a discussion the importance of our recent announcements on integration and how this fits into our strategic vision for the expansion of the market; and the last item is a quick summary of some of our efforts to promote increased acceptance of technology in clinical trials from areas that can influence our specific market.

First topic, third quarter financials. Revenue for the third quarter of 2003 was a record at $1.9 million. This was a 26 percent increase over the same period last year. This revenue was completely from our core EDC business and included no special items. The net loss for the third quarter was the lowest in the history of Datatrak’s EDC business and was 1 penny a share or only $68,000 Revenue for the first nine months of 2003 was approximately $5.1 million compared with approximately $3.5 million in the first nine months of 2002. This was a 47 percent increase. The net loss for the first nine months of 2003 was $751,000 compared to $5.3 million from January through September of 2002. Gross margin for the third quarter and for the first nine months of 2003 was stable at 78 percent.

I am extremely pleased to state that cash flow generated from operations in the third quarter was positive and approximately $517,000. This achievement satisfies our previously stated beliefs that Datatrak would be cash flow positive in 2003 and earnings positive in 2004. As such, our cash position was strong at $4.5 million at the end of the third quarter. I cannot say enough about the dedication of our entire team in taking this company from more than $500,000 net loss per month to positive cash flow in 11 months. This is quite an accomplishment and all of them should be proud. The leverage potential in our business model is very impressive. The sacrifices and commitments by all the employees have been painful but they served our shareholders and our customers well.

These efforts were more than mere cost-cutting. One has to have more than reduced expenses to achieve positive cash flow and earnings. As we often say in the office, you can’t save your way to profitability but you sure as heck can spend your way into bankruptcy. This team was effective at controlling expenses and was greatly successful at growing new business at the same time. I have always known that we were the leader, technologically and we continue to put space between ourselves and competitors with what I consider our brilliant advancements in development. But now we are having the opportunity to prove this leadership position from a fundamental economic perspective as well.

Our current backlog is $13 million. This backlog includes the cancellation of $1.7 million worth of contracts from one customer resulting from investigational drugs or devices that were not continued for either lack of efficacy or concerns about the safety profile. These cancellations were unrelated to the use of EDC. As we have emphasized many times, cancellations are an ever-present risk of any company in the clinical trials area.

Part number two: expectations for the remainder of 2003. We expect revenue for 2003 to land between 7 and 7.2 million dollars. The shortfall from the $8 million target early in the year was a result of timing delays in project start-ups and the cancellations previously mentioned. I expect the overall bid rate for 2003 to be flat with that seen for 2002. But this situation was self-inflicted as a result of our new policies with contract research organizations, or CRO’s. CRO’s are companies that offer temporary research services to the pharmaceutical industry as a way to keep these activities as a variable outsourced cost.

CRO’s largely capitalize on paper-based systems for clinical trials. Let me take just a minute to explain this because it’s important for you to understand it. Last year in 2002, almost 30 percent of our bids came from CRO’s doing what we call kicking the tires for prices on EDC. Only one of 54 bids in 2002 actually turned into a contract. These bids consume time with no return and they carried an unacceptable level of risk for Datatrak. It was clear that these bids were merely intelligence exercises, since so few of them turned into contracts. Therefore, in 2003 we instituted a policy of not providing what we call blind bids to CRO’s. A blind bid is one where the ultimate customer is undisclosed and prevented from talking to Datatrak. In 2003, in order to receive a bid, Datatrak required that a discussion be held directly with the paying customer, not through an intermediary. The intermediary could participate in these discussions but they alone were not enough to receive a bid.

I was increasingly uncomfortable trusting intermediaries because you never know what conclusions were reached behind closed doors about not using EDC, especially when one of the parties has a business bias towards paper. These situations carry the risk of the well being poisoned and mis-perceptions being perpetuated about EDC and we have heard some real whoppers. Our hypothesis on this stance proved correct, as the bid rate increase fell off, once this small requirement went into effect. Mind you, we do not refuse bids if a telephone or face-to-face discussion is scheduled with the ultimate customer. That is all that is required. Nonetheless, we are now working with about 25 different CRO’s around the world and we are happy to do so. But in every case but one, the pharma company demanded that EDC be used and the CRO has followed those instructions.

The obvious question is why is there a discrepancy of 54 to 1, the number of bids from CRO’s compared to the number of projects led by CRO’s. Therefore, I would not place too much undue significance on the bid rate because of growing business with current customers. In the midst of this, quote, potential business conflict, unquote, with CRO’s our revenues have almost doubled and our cash flow has turned positive. The overall value of our signed contracts at this time exceeds the level attained in all of 2002. How this occurs mathematically is the average contract signing so far this year is above that rate for 2002. With an increasing number of customers, our hit rate is 100 percent. As we move into 2004, following our accomplishments in 2003 and seeing the tremendous opportunities developing in front of us, I am not concerned at all about this data point regarding bids. In fact, from this point forward as we move into profitability, I believe it is more important to measure standard earnings fundamentals than to disclose bid rates publicly.

Part number three: guidance for 2004. Pursuant to our commitment during the last conference call, we will now provide guidance for 2004. At this time, we believe realistic projections for the year include a revenue range of $11 to $13 million with a corresponding basic EPS range of 14 to 29 cents and a fully diluted EPS range of 13 to 27 cents. This guidance takes into account he company’s loss carry-forward of approximately $22 million. Operating margins should remain stable at current levels. Profitability should gradually build throughout the year. We expect SG&A expenses to increase 25 to 35 percent over the values for all of 2003 as part of these top line estimates. We will update these projections as appropriate throughout the year. Datatrak will not speculate on quarter to quarter results. The well-known timing issues regarding revenue recognition, the potential for cancellations, the ability of projects to increase in size with scope changes and overall dynamic aspects of this immature market involved with predicting the rates at which people will change behavior carries the potential of significant volatility that guarantees inaccuracies when examined on such a granular level at this early stage.

Please do not solely interpret that I am talking about downward fluctuation, however. With changes in scope and the ability to add multi-million dollar projects for a company of our small revenue size in the presence of significant leveragability, fluctuations can have positive surprises as well. Both of our $3.5 plus million contracts signed within the last year or two have grown to over $4.2 million at this time and both are expected to go higher. This is a reason on the positive side for the statement: backlog is not necessarily an accurate predictor of revenue.

Now for some quick points on what we see developing in the market in 2004. Across this market, customers are no longer asking why to do EDC, they’re asking how to do EDC properly. This is leading to an increasing amount of process consulting for our operational teams. Clients are viewing Datatrak as experts to help them design internally how they will alter job descriptions and standard operating procedures in order to maximize EDC from paper processes. We view this as significantly positive moving into 2004. These needs feed right into our plans for certification. Based on experiences with some leading customers, we see 2004 as the beginning of the technology transfer movement. Customers are more comfortable after performing a few trials and then they are ready for the next step. I think this will accelerate in 2005 where many of our clients will take control of their data. This is where we want the market to advance and this is where our leveragability is the greatest.

Part number four, I want to discuss the importance of integration on a couple of the press releases we had out this week. We tried to communicate important, non-financial messages to the markets through our press releases. Sometimes these messages are obvious and sometimes they require explanation. Such is probably the case with the two announcements issued this week on the important topic of integration. Don’t forget, we have two audiences that we target when a press release is issued. One is the investment community and one is our customer community. What may seem irrelevant to one is critically important to the other. As you examine this market, the seemingly advantageous words “end to end solution” comes up. After all, who wouldn’t want a complete end to end solution, since it sounds so necessary.

I would say everyone would want an end to end solution except for those who may have pieces of a solution that they are already pleased with and have no intention of leaving, including internally customized tools, at these companies. This category likely represents the majority of the e-clinical market where a company has at least one pre-determined technology that they are now using. Such a technology solution can be a clinical trial management system, a patient diary tool, a back-end database albeit it was designed for the paper model, or an interactive voice response system. For the majority of companies in this market, the elusive objective is how do you keep what you have but talk to what you want to through integration without having costly manual steps in between. The end to end philosophy is fixed and it attempts to force limited choices on customers as part of a single chain.

At Datatrak, we favor openness over ownership when it comes to integration. We believe it is infinitely more valuable to communicate with everything instead of only the choices that one owns. In this manner, a plug and play approach allows us to integrate with almost any product instead of being locked into only pathway. We believe that having an end to end solution is actually an inherent disadvantage because it is restrictive by definition.

A I was explaining these press releases to a shareholder, he gave a great analogy, comparing this to the development of the computer market about 10 to 15 years ago when the PC’s were battling against Apple. Apple took the route of a specific operating system that was not as open as the PC. We are all aware what has happened since then. Datatrak’s approach is definitely one of compatibility, as was the PC direction.

Both announcements this week stress the values of integration. We believe integration is a critical component as this market moves towards e-clinical environments. One is only as fast as their slowest step and if just one of your rate-limiting steps is paper, it doesn’t matter if everything else is automated. Moving forward, integration will be required and it is imperative that it be flexible. Waiting for one dominant end to end solution would be like trying to boil the ocean and the technology market for clinical trials, not just for EDC, is way too fragmented for this to occur. As we have said many times, the potential EDC market is huge, approximated at $4 billion if all trials today would move to EDC. Even with a 75 percent reduction of this target number to only a $1 billion market over the next several years, we all should see increasing numbers of clinical trials moving to EDC. One of the things that will make this transition from paper to EDC smoother is an openness strategy towards integration. From the investment perspective, a flexible architecture provides for a tremendous return on investment since acquisitions requiring cash or stock are not necessary in order to participate in a larger market that is demanding interactivity.

The last point to be made about this enormous market potential is that there will not be a Microsoft type of company that dominates. We believe there will be three to four significantly sized and very profitable companies winning in the eventual EDC market. The one that will win the most, from an investment perspective, is the one that has the superior technology, the one that is the most open and the one that has the most leverage in their cost structure.

Last item is what I will call extracurricular efforts. These last points I will only mention briefly. I’m happy to answer any questions about them later. As you know, we are doing everything in our power to accelerate the inevitable advancement of technology in clinical trials. Most of these efforts are related to delivery on our ongoing studies but some efforts are directed at getting attention for EDC in different ways and from different areas. Sometimes the inertia required to change human behavior is so strong that encouragement must come from other sources.

We have a three-prong what I call extracurricular effort underway. These will take time to fully develop but the start has begun. The three prongs include non-profit research agencies as represented by the National Institutes of Health and the National Cancer Institute, specific interest in Congress and linkages from Congress to the Food & Drug Administration. Effort number one involves gathering support for EDC at the NIH and the NCI. This month Datatrak is beginning the first of several meetings with the leadership, the NIH on how EDC can help these organizations.

In December, Datatrak will be meeting with congressional staff in Washington to elevate the awareness of how EDC can help our society from accelerating the approval of innovative drugs and devices safer, faster and less costly. These same congressional contacts are helping in educational efforts both at the NIH and the FDA. We believe the EDC message to all of these extracurricular groups is a powerful one and I deals with safety issues in development and with ultimately, pricing issues of pharmaceuticals, topics that these congressional offices are very sensitive about at this time.

In order to connect these dots, one only has to review a press release issued last week from a publicly traded company who received questions from the FDA in August regarding their new product submission. We have been predicting for quite some time that a poster child example such as this was eventually going to occur. Because their data is on paper and remotely located, this company needs until June of 2004 to fully respond to the FDA’s questions since collating data by hand is time-consuming and expensive. In order to pay for this effort, 30 percent of their staff were let go. Had EDC been used, this worldwide data would be readily available minutes after being entered around the world. The inability to immediately access your own data on experimental compounds exposed to patients is difficult to defend, when such technologies are readily available. In your investment world, this would be like waiting a month between material announcements to see what happens to a stock price.

Somehow the excuse that one doesn’t want to change their behavior seems extremely weak when safety issues about a drug or device are concerned. Sadly, today the situation is currently the standard of practice. That’s the problem. We are highlighting EDC to these agencies because we believe superior approaches are available today to not only safeguard the public from information voids produced by outdated and inefficient process, but can streamline development through the savings of time and money that can then be passed on to the consumer. Those are my comments. We’ll open it up for questions and answer and Terry and I would be happy to address any question you might have.

QUESTION AND ANSWER

Operator

Thank you sir. The question and answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star one on your pushbutton telephone. If you wish to withdraw your question, please press star followed by two. Your question will be taken in the order that it’s received. Please stand by for your first question. Our first question comes from David Derry from Kizen Capital, please state your question.

David Derry — Kizen Capital

Good afternoon, Jeff.

Dr. Jeffery Green — Datatrak International — CEO

Hi, David.

David Derry — Kizen Capital

How are you?

Dr. Jeffery Green — Datatrak International — CEO

Good.

David Derry — Kizen Capital

Any new enterprise agreements being worked on, should we think we might see some more of that this year?

Dr. Jeffery Green — Datatrak International — CEO

No. Let me review sort of what we talked about I think in the second quarter call. We did our enterprise deals early on this year and we had, I believe, about five of them where we offered reduced prices for the ability to do a press release and convince people that this market was moving. As we did that, we realized that we had accomplished our goal of increasing the awareness of EDC with the investment community and we decided at the end of quarter two that we were going to raise the stakes to be able to get enterprise pricing to actual commitments of volume of work from a contractual standpoint. I mentioned in the last call that we expected no more enterprise deals in 2003. There may be some in 2004. The important thing to remember here is that having an enterprise deal or not having an enterprise deal, people are still ordering contracts with us. An enterprise deal is not required to order a contract and we sort of had the feeling around the table that why should we give up margin if people were going to continue to order trials anyway. And we’ve now stepped that up to we’d be pleased to give up margin if that came now with an absolute contractual commitment. And I don’t see that happening until in to 2004.

David Derry — Kizen Capital

OK, thanks, Jeff.

Operator

Thank you. Our next question comes from William McKey, private investor.

William McKey — Private Investor

Hi, Jeff, Bill McKey here.

Dr. Jeffery Green — Datatrak International — CEO

Hello.

William McKey — Private Investor

I’m just interested — as you know I’m an investor in your company I hope you know — anyway, I was interested in what we might know about Phase Forward from a competitive standpoint: size, product, market share and other competitive factors.

Dr. Jeffery Green — Datatrak International — CEO

Well that’s difficult for me to address in a forum such as this because they’re privately held and anything I would speak to would not be, by definition, accurate since I don’t know their size.

William McKey — Private Investor

Would you say that they’re going to be one of the three or four that you see as final market share holders?

Terry Black — Datatrak International -

They clearly have the potential to, yes.

William McKey — Private Investor

Do they? OK, so they are head-to-head competitors with us?

Dr. Jeffery Green — Datatrak International — CEO

Yes when we, in this market the way this is working Bill, is we call them EDC beauty contests where companies will put together committees that look at the specific market. They will bring in vendors and then they’ll do demonstrations, they’ll have discussions with them, they’ll do some pricing simulations. We used to run into Phase

Forward virtually all the time about a year ago. It’s less so today but I certainly would include them in that three to four expectations of major players in the market.

William McKey — Private Investor

Thanks very much.

Operator

Thank you. As a reminder, if you do have a question please press star one on your pushbutton telephone at this time. Our next question comes from Andrew-

Andrew Bugyis — Mesirow Financial

That’s good, that’s good, that works.

Operator

Please state your question, sir.

Andrew Bugyis — Mesirow Financial

Sure. Dr. Green?

Dr. Jeffery Green — Datatrak International — CEO

Yes?

Andrew Bugyis — Mesirow Financial

You sort of danced around this guidance for ‘04 and I want to make sure I understand it. You’re saying that these are untaxed numbers?

Dr. Jeffery Green — Datatrak International — CEO

No, these are — what we’re saying is we have a large tax carry-forward.

Andrew Bugyis — Mesirow Financial

Therefore, you’re not going to pay any taxes.

Dr. Jeffery Green — Datatrak International — CEO

Minimum, yes.

Andrew Bugyis — Mesirow Financial

So they’re untaxed numbers?

Dr. Jeffery Green — Datatrak International — CEO

If you want to call it that, yes.

Andrew Bugyis — Mesirow Financial

Well what else would you call it?

Dr. Jeffery Green — Datatrak International — CEO

Well we’re consuming the carry-forward so yes, to say there’s no tax on it I guess that’s a correct statement.

Andrew Bugyis — Mesirow Financial

OK.     Secondly, when we heard a lot of conversation historically, in the bid process we heard a lot of how many we won out of how many bids we accepted. And now you can’t make those comparisons on a strictly numerical basis anymore because there was this boogeyman of the CRO’s in there bidding just to figure out what you guys were doing.

Dr. Jeffery Green — Datatrak International — CEO

Yes.

Andrew Bugyis — Mesirow Financial

So let’s strip that all out and can you give us a feel for what percentage of the bids on a current basis that you entertain, you’re winning?

Dr. Jeffery Green — Datatrak International — CEO

At this point in time it’s approximately 20 percent. Last year when the CRO mix was in there it ranged as low as 14 percent up to probably 16 to 17 percent.

Andrew Bugyis — Mesirow Financial

Do you have any knowledge at all whether the other 80 percent goes to other vendors or is still paper?

Andrew Bugyis — Mesirow Financial

You know, Andy, sometimes they tell you that information and sometimes the don’t. If I gave you a percent it would be a guess and it’s not an accurate figure because a lot of times we don’t know what they did.

All right, so what I’m trying to get to an industry trend, specifically are we to any kind of accelerating acceptance of EDC across the industry above and beyond Datatrak?

Dr. Jeffery Green — Datatrak International — CEO

I’d say across the industry we’re at the point where people realize that they need to do this and we never hear any more doubting whether or not they should go this direction. They’re sort of past the conceptual state but it’s before the broad acceptance where somebody says, “well we’re going to do 50 percent of our studies this way.” Now we have individual customers, as I said, we have individual customers like the one publicly announced with Atsuka [sp] that is feeding us trials left and right. So they are already acting in that sort of manner. And we have other customers that fit that category that haven’t been publicly disclosed. But to specifically answer your question, you said across the industry, and I would take that to mean every single company, I think we’re past the conceptual stage but we’re before the flood gate stage.

Andrew Bugyis — Mesirow Financial

OK so let me ask you one more and then I’ll let everybody else play. Am I to understand that these people, these pharma companies, based on what you said about the end to end solution and they have some portion of this process that they’re doing in a predetermined manner and everything, that they don’t really know how to use — not only is this product brand new but they don’t even know how to use it? Is that fair? I mean are we talking about a significant education process here that needs to occur first before this acceptance curve changes dramatically?

Dr. Jeffery Green — Datatrak International — CEO

Well there were several questions there.

Andrew Bugyis — Mesirow Financial

I’m sorry.

Dr. Jeffery Green — Datatrak International — CEO

Let me answer them. Yes, we are talking about a significant educational effort. We are, in order to make it a very good sell with the customer, and we’ve seen this change over the last year, they are really looking for a consultative sell. They are looking for you to help them, gee how do I change from this paper process to what I’m doing now efficiently. Instead of fumbling through it on my own, since you guys have done this over 100 times, what has worked and what doesn’t work. Those are the types of discussions we’re having. But the way they’re doing it is they don’t sit in a classroom and learn that before they do a study. The best was to learn is on-the-job training and learning how to do it in an actual study. But the customers are really, really looking for consultative help on how to make this transition as efficiently as possible. And you’re correct, not all of them, I’d say most of them don’t really know the exact steps they need to go through to do this.

Andrew Bugyis — Mesirow Financial

But that service you’re providing, first do you have the capacity in terms of employees to do that on a large scale basis and does it give rise to revenues?

Dr. Jeffery Green — Datatrak International — CEO

It does give rise to revenues because when we go in and consult like that we just add several days onto our standard project management budget. So that’s easy to recoup and to tell the customer we’re going to add several days of project management to come in and work with your team to train them, there’s no pushback from the customer on that. I don’t see a huge scalability issue because our project managers who are working with them anyway on the actual trial do a combination of their normal project management work and gradually will move more into actually teaching them how to do it right. And we’re hoping that, as we teach them how to do that, they eventually will say, “Boy, this is not as hard as what I thought. I see now how this works and I think my people internally could do this themselves.” And that’s where we’re trying to drive the market. So this is really the first, the consultative sell and the consulting we see as the initial step towards ultimately the transfer and them being comfortable about taking it in-house.

Andrew Bugyis — Mesirow Financial

All right, so this is a classic case of ignorance breeds fear and the unknown is a thing you can’t deal with. These people don’t really know what you have, so as soon as you break down that barrier and they become comfortable with it, you should have a watershed event of dramatically greater acceptance.

Dr. Jeffery Green — Datatrak International — CEO

Yes, my opinion is the same as what you just stated.

Andrew Bugyis — Mesirow Financial

OK, thank you, appreciate it.

Operator

Thank you. Our next question comes from Ken Driscoll, private investor. Please state your question.

Ken Driscoll — Private Investor

Yes I just had some question on the number of customers you currently have and if you could reveal how many customers you’ve added during the last quarter and how many customers you’ve added for the year 2003 and if you have lost any customers.

Dr. Jeffery Green — Datatrak International — CEO

OK, good question. We have approximately 20 — 21 customers at this point in time. I’d say the ones we’ve added over the last quarter, trying to think.

Terry Black — Datatrak International -

[crosstalk] it’s roughly five.

Dr. Jeffery Green — Datatrak International — CEO

Yes, we’ve added about 5 over the year. I’d say over the last quarter I’m not sure that we added any new customers. We’re in a fair amount of discussions with groups that are looking at EDC. I’m happy to say that a lot of our growth in revenue has been related to current customers ordering more. And most of those customers, we are barely scratching the surface of the potential that’s there.

Ken Driscoll — Private Investor

All right.

Operator

Thank you. Our next question comes from Gene Raymond of Neidiger Tucker Bruner. Please state your question.

Gene Raymond — Neidiger Tucker Bruner

Hi, doctor

Dr. Jeffery Green — Datatrak International — CEO

Hi, Gene.

Gene Raymond — Neidiger Tucker Bruner

You may have answered this question earlier. I got on a little late. But it has to do with technology transfer. I was wondering if you could explain in more detail technology transfer, how it applies to your business and why it’s advantageous to Datatrak.

Dr. Jeffery Green — Datatrak International — CEO

OK, good question, Gene. I mean that’s really where we’re trying to drive things and we hope it’s going to start in 2004. Our software is a tool that is very intuitive and can be used and learned very easily by people who understand the standard Windows environment. The tool designs the actual study, puts it into production and then as your data is coming in, you can create reports and nice graphs and things like that from your data. Right now most of our customers are having us design the studies for them. They pay us for that but we are doing it for them and they are asking what sort of reports they want to see. And then we are creating that for them as well. The technology transfer process is teaching them how to do their own design, teaching them how to do their own reports where they would work off of our hosted ASP environment and in essence, fish for themselves instead of asking us to go out and fish for them.

We like that for a variety of reasons. The biggest reason is it limits any scalability fears we have. If we have- I’d like nothing better than to have 1,000 of our customer employees designing studies with Datatrak and putting them into production on our hosted environment because now I’m not so concerned if I get 55 new trials, do I have a personnel problem of hiring people to do all of that. The other reason we like it is the margins are better on the pure technology business than they are on the service business. So actually that makes our leverage even stronger and it removes the risk of scalability. So that is tech transfer, that’s where we’re going with it. We have several customers who are seriously, we believe going to go that direction in 2004 because they’ve had experience, they see how it works, they stand beside us and work with the trial. And then you get them to gradually say, “Well gee, I think we could do this ourselves. Why would I ask you to do this?” And that’s exactly what we want to do. Very similar in your world to hiring an analyst to build a spreadsheet for you or building the spreadsheet on your own.

Gene Raymond — Neidiger Tucker Bruner

To date, do you have anybody doing it?

Dr. Jeffery Green — Datatrak International — CEO

Yes we do. We have a gentleman who serves as a reference for us in a company in Belgium, called UCB. And he has designed his own study, he runs his own reports, he works off of our hosted environment here in Cleveland from his home office in Belgium across the ocean at a dial-up connection speed. And he is doing that, he serves as a reference for us, he speaks to customers and says, “Oh this is easy, you can do it.” He just happened to be somebody who took a real interest early on and really wanted to get into the guts of the software to see how it worked. And he’s happy as a pig in mud doing that because he’s in total control of his data.

Gene Raymond — Neidiger Tucker Bruner

Wow, now what kind of margin improvement do you expect when somebody goes in that direction?

Dr. Jeffery Green — Datatrak International — CEO

You know we haven’t really sat down and calculated that, Gene. You know I think we’re doing pretty well right now at 78 or 75 to 80 percent margin. And that’s with us doing most of the work for our customers. So we haven’t sat down and run any models and the projections we gave you for ‘04 did not assume a significant amount of tech transfer in that so I actually don’t know. I just know that the margins on the data item fees are better than they are on the service fees.

Terry Black — Datatrak International -

A larger amount of our customers still require a large amount of hand-holding through the process. Just back like Andy’s question was earlier about the training and education. They’re still very scared in some respects of the system and want us to hold their hand. And we’re willing to do it for a fee, of course. And not having a tech transfer hasn’t historically hurt us yet.

Gene Raymond — Neidiger Tucker Bruner

Good, thank you.

Operator

Thank you. Our next question comes from David Derry from Kizen Capital. Please state your question.

David Derry — Kizen Capital

Jeff, sorry, I had one more question. You had stated that you thought 2004 SG&A would be up about 25 percent, is that right?

Dr. Jeffery Green — Datatrak International — CEO

Yes, 25 to 35 from the 11 to 13 model.

David Derry — Kizen Capital

Why such a jump in the SG&A?

Dr. Jeffery Green — Datatrak International — CEO

Well a variety of things. When we were in our cost-cutting mode this year we really cut back on our marketing and sales expenditures. We cut back on our travel. One could look back historically and say, “well you did pretty well with that.” And we certainly can’t argue with it. But on the other side of the fence, you can say, “Well maybe as you’re creating this momentum, it’s time to push down on the gas pedal a little bit more on the marketing and sales and travel area and let’s get 30 new customers next year instead of five.” Well in order to do that, you need to spend money to go out and do that. So a large part of it relates to that. Terry, can you think of another major area?

Terry Black — Datatrak International -

There’s some relatively minor increases in labor in that number but Jeff covered basically the biggest ticket items there.

David Derry — Kizen Capital

Because the leverage in this thing is if you can get your top line to grow and you have these great margins, then everything’s wonderful. The point is, do you suspect that like in 2005 that these SG&A expenses will continue to increase so that those gross margins really don’t get all that impacted. That’s where I’m coming from.

Dr. Jeffery Green — Datatrak International — CEO

Well you’ll see, David to answer, I think I’ll answer your question this way. You see what we’re projecting for revenue growth, percentage-wise, and what we’re saying in terms of SG&A is clearly half of that. We’re playing a little bit- the other thing that’s going on here, we’re playing a little bit of catch up from 2003 to 2004 because we did hold back on a number of things and we did do a number of cost-cutting measures. So you’ll see a little bit. Do I anticipate that kind of increase in the future? I can’t really say but my gut would say no.

David Derry — Kizen Capital

Ok so the bottom line, I hate to be redundant but what I’m trying to get at is if your sales increase 25 percent do you think your SG&A is always going to increase 25 percent?

Dr. Jeffery Green — Datatrak International — CEO

No we didn’t say that.

Terry Black — Datatrak International -

No we’re playing catch up and I have to say that I think that on the expenditure side, we’ve got plenty in there to do what we want and they’re conservative numbers.

David Derry — Kizen Capital

OK thanks.

Operator

Thank you. Our next question comes from Andrew Bugyis. Please state your question.

Andrew Bugyis — Mesirow Financial

Dr. Green, it’s me again. You know all these curves that they draw in these economic books and everything, you know they’re really not smooth like that you know.

Dr. Jeffery Green — Datatrak International — CEO

Really?

Andrew Bugyis — Mesirow Financial

Yes, they go up and down. And the fact that you guys are playing catch up is, you know, it is as effective as the increase in the SG&A is as effective as you could have been without that. I would think that the revenue growth is going to be dramatically larger than the increase in SG&A, with a healthy lag involved. And that, I guess, comes to my real question. Is it in fact true that the gestation period here, the sales cycle, may in fact be lengthening because your potential customers are looking at this as a, shall we call it, a lifestyle change as opposed to a one clinical trial thing? I mean are people actually considering embracing this on a company-wide basis and therefore, is the decision larger and is the time taken to come to that decision lengthened?

Dr. Jeffery Green — Datatrak International — CEO

Good question, Andy. You know the other thing they have in textbooks is you can’t necessarily take one example and extrapolate it to the whole. There are companies like that where I believe that what you just stated — is the gestation time longer because they’re looking at it more seriously — we have a company that we’re attempting to be selected by now where that process started in February and they expect to make a decision within the next week.

Andrew Bugyis — Mesirow Financial

But that decision, doctor, is not going to be on a trial.

Dr. Jeffery Green — Datatrak International — CEO

No that decision is [crosstalk] across the entire organization, OK. Now let’s take the other example. We also have groups that are still trying out one or two or three vendors to see who they like and they’re giving them an actual study and then they will whittle down and make their decision from actual experience as opposed to a lengthy, detailed evaluation. We see both of those things. You can’t make a categorization but the scenario you explained does exist. The only thing wrong about it is don’t extrapolate it to every single company.

Andrew Bugyis — Mesirow Financial

All right. Those people who are passing out clinical trials on EDC amongst various vendors though, they have the ability to consult with you people and you hand-hold them through that whole process, just like you do anybody else, correct?

Dr. Jeffery Green — Datatrak International — CEO

That’s correct. And in the one, ultimately we believe the one they’ll ultimately land with is the group that helps them, that they feel most comfortable with and that the technology does what they want. It’s all of those things.

Andrew Bugyis — Mesirow Financial

All right, thank you.

Operator

Thank you. As a final reminder, if you do have a question, please press star one on your pushbutton telephone at this time. Our next question comes from Edward Kucler, please state your question.

Edward Kucler — Financial America Securities

Hi, Jeff.

Dr. Jeffery Green — Datatrak International — CEO

Hi, Ed.

Edward Kucler — Financial America Securities

Could you — we’ve talked revenue streams a couple of different ways in the past: new clients, backlogs moving into represent some of the dollars, one-time charges may be coming up from the non-technology transfer where you have to do development, and of course there’s the enterprise follow-on. Can you do something to break 11 to 13 million down next year into some of those categories so we can kind of get a feel for where that comes from?

Dr. Jeffery Green — Datatrak International — CEO

From a service areas data item versus consulting versus -

Edward Kucler — Financial America Securities

Yes, but I mean yes, are we talking 30 percent of it maybe as you’re projecting 30 percent coming from enterprise follow-ons and 20 percent coming from one-time and do you have some breakout that you can — how did you get to 11 - 13 million I guess is my question.

Dr. Jeffery Green — Datatrak International — CEO

Let me explain sort of how we went about that and then ask your question relative to that to see if I’m addressing it. We have approximately 7 million carryover from current studies ongoing right now. What we do then is we have two lines below that. One line are the — what we call the pending contracts that haven’t been signed yet so they’re not officially ongoing and they’re not officially in backlog. But we’re 98 percent sure those things are going to land. That comprises line number two. And line number three is stuff that comes out of the sky from our sales people finding new clients that we don’t even know the potential existed there.

Edward Kucler — Financial America Securities

Bluebird [sp]

Dr. Jeffery Green — Datatrak International — CEO

Yes and that’s line number three. And that’s related to David Derry’s question. That’s the investment we’re making to really beef up the new client draws in 2004. So that’s how we do our projections. And the 7 million is already from stuff we have in hand.

Edward Kucler — Financial America Securities

Now is that 7 is or is not currently in your backlog?

Dr. Jeffery Green — Datatrak International — CEO

It’s in the backlog. And once again, as you guys are doing your calculations, some of those trials are several years in length.

Operator

Thank you. Our next question comes from Cal Wilson from UBS. Please state your question.

Cal Wilson — UBS

Hey Dr. Green, this is Cal. How are you today?

Dr. Jeffery Green — Datatrak International — CEO

Good, how are you?

Cal Wilson — UBS

Just fine. I just wanted you to go ahead and tell us all what kind of a reaction you’ve received from the meetings that you’ve recently held in Cleveland as well as Bonn from the existing — you had mainly existing clients there, did you not?

Dr. Jeffery Green — Datatrak International — CEO

That is correct.

Cal Wilson — UBS

Would you just kind of summarize to us all how that went?

Dr. Jeffery Green — Datatrak International — CEO

Yes, obviously I’m biased but I thought the meetings were extremely successful. We had at both locations about 20 customer representatives at each one and then we had anywhere from 10 to 15 of our own people there who were giving presentations and talking with them. We demonstrated Study Trak, which is in production right now. It’s our communication infrastructure and operating system for clinical trials. We demonstrated version four, which his coming out in May. It’s in the testing phase now but that is making a huge improvement in what we call in this business mid-study changes. And to insert new pages and new questions that change your back-end database in a fixed electronic system creates problems because you then have to change your back-end database that all the information is going into. And sometimes with our current product, you have to de-compile the study and then build it back up again so that the structure is firm. The version four product allows this to be pushbutton. And that’s what I mean by brilliant advancement and it really is a brilliant advancement.

And when we show the customers that that is going to create a significant benefit to them for two reasons. When they create a mid-study change, they fill out a change order and that adds to the budget. So they have to pay for our time to go in and make the change. Now that it’s pushbutton, that reduces the fee they have to do that and it also makes it so easy that they can do that themselves. So it once again is hammering home and continuing to push on getting the technology in our customers’ hands so they can take it and run with it. And as Andy said, have us drinking out of a fire hose with a bunch of new projects with very high margin that they’re running themselves. And that’s sort of what we talked about at the user meeting.

The other major thing we talked about is the habits and the work flow that has to change. And there are, believe me, there are some unbelievable things going on out there where the people who are going to monitor the study are doing just what they would with paper. They’re waiting to log into the system, when they sit at the doctor’s office to review the data, instead of reviewing it from home with what we call a pajama review in front of their computer with a cup of coffee two months before. And the reason that’s going on, I have to be very honest, is people are not changing their habits because some of the groups that are still flying around to go to the doctor’s office still want to collect their $2,000 per day visit. So they’re not maximizing the technology, which is why the consulting is so important. And it’s why we placed a restriction on not filling out blind bids with the CRO’s because that is some of the groups that are doing that and we just can’t allow that to be perpetuated.

Cal Wilson — UBS

Now I’ve also heard it stated that a number of the clients that we currently have could develop into very significant clients down the road. If these clients were pleased, I would assume that several of these were in attendance. And isn’t that true that a number of these could become multi-million dollar annual clients versus a smaller amount at the current time?

Dr. Jeffery Green — Datatrak International — CEO

Yes we have several multi-million dollar clients right now that are feeding us very nice business and we see that, once again we’re still scratching the surface relative to their size. But boy, relative to our small size, it’s making a huge difference to us.

Cal Wilson — UBS

That’s all. Thank you.

Operator

Thank you. Our next question comes from Ark Jazwin of Scottsdale Advisors. Please state your question.

Mark — Scottsdale Advisors

Actually it’s Mark, Jeff and Terry. Congratulations on positive cash flow for the quarter.

Dr. Jeffery Green — Datatrak International — CEO

Thanks, Mark.

Mark — Scottsdale Advisors

I have two questions. One is back to an earlier question about competition. Does not your technology, the platform that it’s build on, lend itself better to some of the remote sites that clinical trials are going on around the world and the fact that in many cases, they are bandwidth and hardware constrained? And then my second question is on the recent new product announcements, if you can give a real quick thumbnail on the business model regarding the new products? Specifically, do you see those as products that you might offer to get yourself new business quicker or do you have it priced out and are charging for it?

Dr. Jeffery Green — Datatrak International — CEO

Good question, Mark. The answer to the first question is yes, our technology platform in our opinion and in the opinion of many of our customers who have not only used us but others as well, other technologies as well, it is extremely easy. It requires no hardware and it requires no high speed line placement. We have in excess of 6,000 users now. We’ve actually crossed into 43 countries. We didn’t change the press release but we just added Norway to the list. And we have never installed a high speed line at any site in the world. I do not believe that there is any other EDC vendor that could say that.

Your second question related to, I presume, Study Trak. And currently at this point in time our strategy on Study Trak is the following. We are not charring for it. We are using it as a pull-in and a hook and an advantage and something sexy that the customers want so that they can order more EDC studies. We are not charging individually for Study Trak. Study Trak is very powerful. It’s a messaging system. You can communicate with all of your research sites if you have to hold enrollment or anything you can immediately broadcast that to all of your sites instantaneously.

The way that’s traditionally handled is the person monitoring your site gives you a phone call whenever they can get a hold of you. This instantaneously does it and tracks the audit trail for regulatory purposes so that you can protect your liability exposure if, for example, you have to hold enrollment because of some sort of adverse event. It’s a document sharing mechanism to put documents and post them out to everybody. And it also is an open integration architecture that will allow us to put other applications into the portal where, if they want to launch their own clinical trial management system or another company’s clinical trial management system that they want to use, they can launch that through that same operating system. I know that these announcements sometimes get confusing to the investors in the market but I will tell you they are hugely significant to our customers because they tell them where we’re doing and what they can do and it’s very important to them.

Mark — Scottsdale Advisors

OK, thank you.

Operator

Thank you. If there are no further questions, I will now turn the conference back over to Dr. Green.

Dr. Jeffery Green — Datatrak International — CEO

All right, well thank you all for attending and Happy Thanksgiving. Bye bye.

Operator

Ladies and gentlemen if you wish to access the replay for this call you may do so by dialing 1-800-428-6051 or 973-709-2089 with an ID number of 311553. This concludes our conference for today. Thank you all for participating and have a great day. All parties may now disconnect.

END